SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 7, 2004
BIOMET, INC. (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Indiana (State or other jurisdiction of incorporation)	0-12515 (Commission File Number)	35-1418342 (IRS Employer Identification No.)
56 East Bell Drive, Warsaw, Indiana 46582 (Address of Principal Executive Offices, including Zip Code)
(574) 267-6639 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Item 5.                    Other Events.

        On March 8, 2004, Biomet, Inc. ("Biomet") issued a press release announcing that it had entered into an Agreement and Plan of Merger, dated March 7, 2004  (the "Merger Agreement"), among Biomet, Laker Acquisition Corp. I, a wholly-owned subsidiary of Biomet ("Laker"), and Interpore International, Inc. ("Interpore"), pursuant to which Laker will be merged with and into Interpore with Interpore continuing as the surviving corporation and a wholly-owned subsidiary of Biomet (the "Merger").  As a result of the Merger, Biomet will acquire all of the outstanding common stock of Interpore for $14.50 per share, in cash, representing a total equity value of approximately $280 million.  Biomet will pay the purchase price out of currently available cash and readily available short-term debt.  Consummation of the Merger is subject to regulatory approval, Interpore stockholder approval and other customary closing conditions.

In connection with the Merger, certain Interpore stockholders have entered into agreements to vote their shares in favor of the Merger.

A copy of Biomet's press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 7.            Financial Statements and Exhibits.

(a)-(b)             Not applicable.

(c)                   Exhibits.

Exhibit Number             Description of Exhibit

99.1                                 Press release dated March 8, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

Date: March 8, 2004                                                        By:   ___/s/ Gregory D Hartman__
                                                                                                Gregory D Hartman
                                                                Its:                                 Chief Financial Officer